EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2020 Results

SUNNYVALE, Calif., July 25, 2019 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its first fiscal quarter ended June 30, 2019.

	Three Months Ended

	June 30, 2019	Mar. 31, 2019	June 30, 2018

Net revenues	$13,019	$12,686	$11,266

Gross margin (%)	63.3%	61.3%	51.4%

Operating expenses	$8,472	$8,135	$7,447

Operating loss	$(229)	$(365)	$(1,659)

Net loss	$(125)	$(102)	$(1,646)

Net loss per share, diluted	$(0.01)	$0.00	$(0.08)

Lee-Lean Shu, Chairman and Chief Executive Officer, said, “Fiscal year 2020 is off to a solid start with sequential and year-over-year revenue growth as well as gross margin improvement, driven by continued strong sales of our SigmaQuad SRAM line. In particular, SigmaQuad sales have been concentrated in our highest ASP and gross margin products. The performance of our core business is supporting our new product roadmap.”

“Our new radiation hardened SigmaQuad product is nearing completion of GSI’s internal qualification processes. The next step will be customer qualifications, which we anticipate will put us on track to ship initial orders by calendar year-end 2019,” continued Mr. Shu. “In addition, we continue to meet our milestones for Gemini™, our in-place associative computing technology for artificial intelligence applications. Currently, we are testing the second silicon that we received in May. Our AI team is placing the device on evaluation boards and continues to develop software libraries and algorithms. We anticipate broad customer demos later this year. We will also perform a third tape-out and re-spin to fix minor bugs in preparation for our expected release of Gemini™ in fiscal 2020.”

Commenting on the outlook for GSI’s second quarter of fiscal 2020, Mr. Shu stated, “Our current expectations for the upcoming quarter are net revenues in a range of $11.6 million to $12.6 million, with gross margin of approximately 54% to 56%. In addition, we expect to incur a charge of approximately $3.0 million during fiscal 2020 for purchased intellectual property that will be incorporated into our next generation Gemini™ chip.”

First Quarter Fiscal Year 2020 Summary Financials

The Company reported a net loss of $(125,000), or $(0.01) per diluted share, on net revenues of $13.0 million for the first quarter of fiscal 2020, compared to net loss of $(1.6 million), or $(0.08) per diluted share, on net revenues of $11.3 million for the first quarter of fiscal 2019 and a net loss of $(102,000), or $0.00 per diluted share, on net revenues of $12.7 million in the fourth quarter of fiscal 2019. Gross margin was 63.3% compared to 51.4% in the prior year period and 61.3% in the preceding fourth quarter.

In the first quarter of fiscal 2020, sales to Nokia were $6.0 million, or 45.7% of net revenues compared $5.2 million, or 46.5% of net revenues, in the same period a year ago and $5.2 million, or 41.1% of net revenues in the prior quarter. Military/defense sales were 21.0% of first quarter shipments compared to 19.7% of shipments in the comparable period a year ago and 22.1% of shipments in the prior quarter. SigmaQuad sales were 67.9% of first quarter shipments compared to 59.7% in the first quarter of fiscal 2019 and 57.4% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2020 were $8.5 million, compared to $7.4 million in the first quarter of fiscal 2019 and $8.1 million in the preceding fourth quarter. Research and development expenses were $5.6 million, compared to $4.9 million in the prior year period and $5.6 million in the preceding fourth quarter. Selling, general and administrative expenses were $2.9 million in the quarter ended June 30, 2019 compared to $2.6 million in the prior year quarter ended June 30, 2018, and up sequentially from $2.6 million in the preceding fourth quarter.

The first-quarter fiscal 2020 operating loss was $(229,000) compared to an operating loss of $(1.7 million) a year ago and an operating loss of $(365,000) in the prior quarter. The first-quarter fiscal 2020 net loss included interest and other income of $147,000 and a tax provision of $43,000, compared to $23,000 in interest and other income and a tax provision of $10,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $186,000 and a tax benefit of $77,000.

Total first quarter pre-tax stock-based compensation expense was $651,000 compared to $542,000 in the comparable quarter a year ago and $580,000 in the prior quarter.

At June 30, 2019, the Company had $64.7 million in cash, cash equivalents and short-term investments and $7.3 million in long-term investments, compared to $61.8 million in cash, cash equivalents and short-term investments and $9.0 million in long-term investments at March 31, 2019. Working capital improved to $73.1 million from $68.6 million at March 31, 2019, with no debt, and stockholders’ equity for the first quarter was $96.1 million as compared to $93.2 million as of the fiscal year ended March 31, 2019.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2019 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 25, 2019. To listen to the teleconference, please call toll-free 888-254-3590 approximately 10 minutes prior to the above start time and provide Conference ID 4748507. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and the associative processing unit that is designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly and fiscal year-end closing process.  Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2019	2019	2018

Net revenues	$13,019	$12,686	$11,266
Cost of goods sold	4,776	4,916	5,478

Gross profit	8,243	7,770	5,788

Operating expenses:

Research & development	5,595	5,582	4,850
Selling, general and administrative	2,877	2,553	2,597
Total operating expenses	8,472	8,135	7,447

Operating income (loss)	(229)	(365)	(1,659)

Interest and other income, net	147	186	23
	-
Income (loss) before income taxes	(82)	(179)	(1,636)
Provision (benefit) for income taxes	43	(77)	10
Net income (loss)	($125)	$(102)	($1,646)

Net income (loss) per share, basic	($0.01)	$-	($0.08)
Net income (loss) per share, diluted	($0.01)	$-	($0.08)

Weighted-average shares used in
computing per share amounts:

Basic	22,605	22,169	21,567
Diluted	22,605	22,169	21,567

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2019	2019	2018

Cost of goods sold	$55	$49	$53
Research & development	399	335	323
Selling, general and administrative	197	196	166
	$651	$580	$542

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2019	March 31, 2019
Cash and cash equivalents	$46,435	$42,495
Short-term investments	18,282	19,346
Accounts receivable	7,375	7,339
Inventory	5,463	5,685
Other current assets	3,009	2,500
Net property and equipment	8,726	9,001
Long-term investments	7,264	8,997
Other assets	11,712	10,860
Total assets	$108,266	$106,223

Current liabilities	$7,440	$8,733
Long-term liabilities	4,744	4,335
Stockholders' equity	96,082	93,155
Total liabilities and stockholders' equity	$108,266	$106,223